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FOR IMMEDIATE RELEASE                                             EXHIBIT 99.A11

                                                                   Erin McCauley
                                                            Symantec Corporation
                                                                  (408) 446 7192
                                                          emccauley@symantec.com

                                                                    Eric DeRitis
                                                   Miller/Shandwick Technologies
                                                                  (650) 596 5800
                                                   ederitis@miller.shandwick.com



             SYMANTEC COMPLETES TENDER OFFER FOR QUARTERDECK SHARES

               -- Customers to benefit from Symantec's integration
                        of market-leading technology --

CUPERTINO, CALIF. - NOVEMBER 17, 1998 - Symantec Corporation (Nasdaq: SYMC) today announced it has completed its tender offer for the common stock of Quarterdeck Corporation and has accepted for payment all shares validly tendered in the offer. Over 55 million shares, representing over 60% of the fully diluted common shares of Quarterdeck, were tendered (based on a preliminary count) when the offer expired at midnight EST on Monday, November 16.

Symantec intends to acquire Quarterdeck's remaining shares through a cash merger at the tender offer price of $0.52 per share in accordance with the definitive merger agreement signed on October 15, 1998. A special meeting of Quarterdeck shareholders is expected to be held at the end of December, with the merger to follow shortly thereafter. Including the assumption of Quarterdeck's outstanding debt, the total purchase price in the acquisition is currently anticipated by Symantec to be approximately $65 million.


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Symantec Acquires Quarterdeck
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Symantec will use Quarterdeck's products and market-leading technologies to strengthen its position as the world leader in utility and communication software for networked personal computers. Symantec will continue to market most of the Quarterdeck brands, including CleanSweep, the winner of this year's PC Magazine's Editor's Choice award in the fast-growing uninstaller category.

"This acquisition supports Symantec's vision of enabling our customers' productivity by keeping the information on their computers safe and reliable," said Gordon Eubanks, president and CEO of Symantec. "As is the case with our existing partnership agreements with IBM and Intel, this move is also intended to reinforce our global technology and market leadership position and will allow us to deliver best-of-breed solutions to corporate and retail customers around the world."

Commenting on the acquisition, Vicky Cotten, Senior Vice President of Purchasing for Ingram Micro said: "Symantec's acquisition of Quarterdeck will streamline our ability to distribute two of the best-known software brands in the world."

ABOUT SYMANTEC
Symantec is the world leader in utility software for business and personal computing. Symantec products and solutions help make users productive and keep their computers safe and reliable anywhere and anytime. Symantec offers a broad range of solutions and is acclaimed as a leader in both customer satisfaction and product brand recognition. Symantec is traded on Nasdaq under the symbol SYMC. More information on the company and its products can be obtained at http://www.symantec.com.


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Symantec Acquires Quarterdeck
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FORWARD LOOKING STATEMENT
This press release contains forward-looking statements. There are certain important factors that could prevent Symantec from achieving the anticipated benefits of the acquisition, including the benefits from those anticipated by some of the statements made above. Among these factors are the anticipation of the growth of certain market segments, the positioning of each company's products in those segments, the competitive environment in the software industry, changes to operating systems and product strategy by vendors of operating systems, and the importance of new Symantec and/or Quarterdeck products. Additional information concerning those and other factors is contained in the "Business Risks" section of the each company's respective annual report on Form 10-K and their quarterly reports on Form 10-Q for the most recent quarter.

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NOTE TO EDITORS: If you would like additional information on Symantec
Corporation and its products, please view the Symantec Press Center at http://www.symantec.com/Press Center/ on Symantec's Web site.